                                                                    EXHIBIT 99.1

Jameson Inns, Inc.                                                 PRESS RELEASE
8 Perimeter Center East, Suite 8050   Atlanta, Georgia 30346   (770) 901-9020
FAX (770) 901-9550

FOR IMMEDIATE RELEASE

November 13, 2001
                                 Contact:  Craig R. Kitchin
                                           President and Chief Financial Officer
                                           (770) 901-9020

                Jameson Inns, Inc. Reports Third Quarter Results

     ATLANTA--Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inns and Signature Inns, today announced results for the third quarter ended September 30, 2001.

     Funds from operations (FFO) were $3.4 million, or $.30 cents per share of common stock, for the quarter ended September 30, 2001, versus FFO of $5.1 million, or $.46 cents per share, for the same quarter in 2000. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of real estate assets, impairment losses of real estate assets and extraordinary items.

     For the quarter, the Company reported a net loss attributable to common stockholders of $2.0 million or $.18 cents per share basic and diluted, versus net income of $1.4 million or $.13 cents per share basic and $.12 cents per share diluted respectively, for the third quarter of 2000.

Third Quarter 2001 Overview

     Combined same Inns Revenue per available room (REVPAR) for both brands was $33.25 for the third quarter of 2001, down $4.16, or 11%, from the third quarter of 2000, due to a decline in the occupancy rate to 56.3% from 62.3% and a $1.00 decrease in the average daily rate.

     Same Inns REVPAR for the Jameson Inns was $31.65 for the third quarter of 2001 compared to $33.60 for the third quarter of 2000, resulting from a decrease in the occupancy rate to 56.3% from 60.7% partially offset by a 1.5% increase in the average daily rate. REVPAR for the Signature Inns was $35.60 for the third quarter of 2001 compared to $42.79 for the third quarter of 2000, due to a decline in the occupancy rate to 56.2% from 64.5% and a $3.00 decrease in the average daily rate.

     Jameson Inns derives its revenues from lease rentals paid by Kitchin Hospitality, LLC (formerly Jameson Hospitality, LLC), the company that operates the Inns. Lease revenue is primarily based on gross room revenues generated by the Inns. Lease revenues for the quarter decreased $858,000 compared to the third quarter 2000 lease revenues, as a result of the following factors:

     o Lease revenues earned from the Signature Inns decreased approximately $1.3 million in third quarter 2001 verses third quarter 2000 due to a decline in 2001 REVPAR compared to 2000.

     o Lease revenues earned from the Jameson Inns increased approximately $0.5 million in third quarter 2001 as compared to the same period in 2000 due primarily to an increase in available rooms for 2001 compared to 2000, (from July 1, 2000, 17 new Inns were opened, offset partially by the sale of seven Inns during 2001), offset partially by a decline in 2001 REVPAR compared to 2000.


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Properties Held for Sale

     During the first nine months of 2001, the Company considered disposing of some of its 40-room, exterior corridor Jameson Inn hotels and several Signature Inn hotels located in markets that have historically been under-performing. Based on this review, thirteen Jameson Inn hotels and two Signature Inn hotels did not meet its investment criteria and were classified as held for sale. To date, seven Jameson Inn hotels have been sold. Two Jameson Inn hotels were sold during the first quarter 2001 (Hartwell, Georgia and Washington, Georgia), three were sold during the second quarter 2001 (Commerce, Georgia; Greensboro, Georgia; and Spartanburg, South Carolina) and two were sold during the third quarter 2001 (Asheboro, NC and Simpsonville, SC). Eight remaining Inns and several parcels of land are classified as held for sale at September 30, 2001 and are recorded at the lower of cost or fair value less anticipated selling costs. During the remainder of 2001, the Company may identify additional Inns to dispose of which do not meet its investment criteria.

     During 2001, a $1,460,000 loss on impairment of real estate was recognized related to certain hotel properties held for sale.

     Upon the sale of five hotel properties, for which impairment losses were not recorded, the Company recognized net gains of $1,146,000 during the first nine months of 2001. Additionally, a tract of land was sold during the first quarter resulting in a gain of $197,000.

Long-term Debt

  At September 30, 2001 the Company had total indebtedness of $227 million. Of this amount, $216 million is variable rate debt, which primarily consists of individual property mortgages that adjust one time per year and are based off of the prime rate or U.S. Treasury rate. The following table summarizes the approximate interest rate adjustment dates of our debt:


                                                        Amounts
Interest adjustment date                             (in millions)
------------------------                             -------------
January 1st                                              $ 33.9
February 1st                                             $ 25.9
March 1st                                                $  2.5
April 1st                                                $ 42.3
May 1st                                                  $  3.8
July 1st                                                 $ 58.0
September 1st                                            $  4.6
October 1st                                              $ 19.9
Daily/Weekly                                             $ 25.5
Fixed through 2002                                       $ 10.7
                                                         ------
                                                         $227.1
                                                         ======

     The Company recently announced it has entered into multiple interest rate cap agreements to eliminate its exposure to increases in interest rates on $109 million of its total outstanding indebtedness. These interest rate cap agreements limit the Company's exposure to increases in the prime rate above 6.75% for one-year periods commencing on the interest rate readjustment dates shown below. The agreements do not prevent the Company from benefiting from further decreases, if any, in the prime rate. The Company incurs interest on most of its indebtedness at a variable rate generally tied to the prime rate of interest on the applicable yearly adjustment dates.



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

                                                       Cap Amount
Adjustment Date                                       (in millions)
---------------                                      --------------
April 1, 2002                                            $ 38.0
July 1, 2002                                             $ 53.0
October 1, 2002                                          $ 18.0
                                                        -------
Total                                                    $109.0
                                                        =======

  Cash payments will be due the Company from the issuer of the interest rate cap agreements if the prime rate exceeds 6.75% on the adjustment dates. The amount of the payments, if any, will be recorded as a reduction to interest expense. The costs of the interest rate caps agreements (approximately $60,000) will be recognized as interest expense over the life of the agreements.

Properties Update

  The Company opened one new Jameson Inn (Richmond, Kentucky) during the third quarter. In addition, four twenty-room expansions of existing Jameson Inns have been completed. Five additional Jameson Inn expansions are scheduled to be completed during the remainder of 2001 and first quarter 2002. To date seven operating Jameson Inns have been sold.

     On September 30, 2001, there were 102 operating Jameson Inns and 26 operating Signature Inns, compared to 104 operating Jameson Inns and 26 operating Signature Inns at December 31, 2000. Our operating properties are currently located in the following fourteen states:

                             Jameson Inns                        Signature Inns                     Combined Brands
State                  Hotels            Rooms              Hotels            Rooms             Hotels            Rooms
-------------       ------------      ------------       ------------      ------------      ------------      ------------
Alabama                   18               915                 --                --                18               915
Florida                    6               390                 --                --                 6               390
Georgia                   30             1,548                 --                --                30             1,548
Iowa                      --                --                  1               119                 1               119
Illinois                  --                --                  3               372                 3               372
Indiana                   --                --                 14             1,594                14             1,594
Kentucky                   1                67                  3               363                 4               430
Louisiana                  2               146                 --                --                 2               146
Mississippi                6               351                 --                --                 6               351
N. Carolina               15               715                 --                --                15               715
Ohio                      --                --                  4               479                 4               479
S. Carolina               11               554                 --                --                11               554
Tennessee                 11               636                  1               124                12               760
Virginia                   2               122                 --                --                 2               122
                        ----            ------               ----            ------              ----             -----
  Total                  102             5,444                 26             3,051               128             8,495
                        ====            ======               ====            ======              ====             =====


     The Company is committed to maintaining and enhancing the product quality and physical condition of its brands. Part of this plan, includes updating the interiors of the Signature Inns as well as completing lobby and room upgrades in the Jameson Inns over the next three years. Total 2001 capital expenditures at the Inns totaled $6.0 million through September 30th; an additional $2.4 million is planned for the fourth quarter to renovate and refurbish certain of our Inns by year-end.

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Dividends

  On September 15, 2001, the Company declared quarterly preferred stock dividends of $0.5781 cents per share for Series A and $0.425 cents per share for Series S. These dividends were paid on October 20, 2001 to shareholders of record on September 30, 2001.

     On September 15, 2001, the Company declared a quarterly dividend of $0.245 per common share. The dividend is payable on November 20, 2001, to shareholders of record on September 30, 2001. Mr. Tom Kitchin, CEO indicated that the Company will re-evaluate its common dividend policy after there is a clearer picture of fourth quarter 2001 operating results and 2002 operating projections. "The slowdown in the economy and the tragic events of September 11th have significantly affected the REVPAR trends of our brands," stated Kitchin. "We anticipate substantially decreasing the payout of dividends on our common stock during 2002 until our cash available for distribution improves to a satisfactory level," concluded Kitchin. The Company expects to pay the full preferred dividends on its Series A and Series S preferred stock during 2002.

Earnings Conference Call

     The Company will hold an earnings conference call to discuss the third
quarter results at 10:00 am EST time today, November 13, 2001.   Shareholders
and interested parties may listen to a simultaneous webcast of the conference call by logging on the company's website, www.jamesoninns.com, or to listen to the call, dial 1-973-321-2002 and ask for the Jameson Inns, Inc. third quarter earnings conference call hosted by Tom Kitchin.

     Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company's websites at www.jamesoninns.com and www.signatureinns.com.

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Forward-Looking Statements

There are a number of statements in this news release which address activities, events or developments which we expect or anticipate will or may occur in the future, including such things as changes in interest rates, our expansion plans (including construction of new Inns and expansion of existing Inns), dispositions of hotels, availability of debt financing and capital, payment of quarterly dividends, effects of terrorist acts similar in nature to those which occurred September 11, 2001, and other matters. These statements are based on certain assumptions and analyses we have made in the light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether the actual results and developments will conform to our expectations and predictions are subject to a number of risks and uncertainties, including (1) our ability to (a) secure construction and permanent financing to finance such development on terms and conditions favorable to us, (b) assess accurately the market demand for new Inns and expansions of existing Inns, (c) identify and purchase new sites which meet our various criteria, including reasonable land prices, (d) contract for the construction of new Inns and expansions of existing Inns in a manner which produces Inns consistent with our present quality and standards at a reasonable cost and without significant delays, (e) provide ongoing renovation and refurbishment of the Inns sufficient to maintain consistent quality among the Inns, and (f) manage our business in a cost-effective manner given the increase in the number of Inns; (2) Kitchin Hospitality's (formerly Jameson Hospitality,
LLC) willingness and ability to manage the Inns profitably; (3) general economic, market and business conditions, particularly those in the lodging industry generally and in the geographic markets where the Inns are located; (4) changes in short-term interest rates;(5) the business opportunities (or lack thereof) that may be presented to and pursued by us; (6) the availability of qualified managers and employees necessary for our planned growth; (7) changes in governmental laws or regulations and (8) other factors, most of which are beyond our control. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results of developments which we anticipate will be realized, or even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.


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Summary Unaudited Financial Information:

                                                           Three Months Ended                      Nine Months Ended
                                                              September 30                           September 30
Statement of Operations Data                             2001                2000               2001                2000
----------------------------                         -----------         -----------        -----------         -----------

Lease Revenue                                        $11,361,370         $12,219,244        $33,776,336         $33,010,688
Property and Other Tax Expense                         1,087,119           1,001,170          3,105,519           2,661,977
Insurance Expense                                        238,800             220,593            728,400             639,515
Depreciation                                           4,793,050           3,645,525         14,472,504          10,526,494
General and Administrative Expenses                      314,421             318,558          1,029,558             993,209
(Gain) Loss on Sale of Real Estate                        83,699               4,465         (1,146,222)             37,317
Gain on Sale of Land                                           -                   -           (197,068)                  -
Loss on Impairment of Real Estate                        460,000                   -          1,460,000                   -
Interest Expense, Net of Capitalized Amounts           4,703,639           3,962,281         14,304,134          10,527,657
Other Income                                               8,149              12,106             24,445              22,691
Income Before Extraordinary Item                        (311,209)          3,078,758             43,956           7,647,210
Extraordinary Loss from Early
 Extinguishment of Debt                                   68,218                   -            253,257              69,229
Net Income (Loss)                                       (379,427)          3,078,758           (209,301)          7,577,981
Cumulative Preferred Stock Dividends                   1,667,190           1,667,183          5,001,549           5,028,961
Net Income (Loss) Attributable to Common
 Shareholders                                         (2,046,617)          1,411,575         (5,210,850)          2,549,020
Net Income (Loss) Attributable to Common
     Shareholders Per Share:
     Basic                                                 (0.18)               0.13              (0.47)               0.23
     Diluted                                               (0.18)               0.12              (0.47)               0.22
Funds From Operations                                  3,358,350           5,061,565          9,828,689          13,182,060
Funds From Operations Per Share-Basic                       0.30                0.46               0.88                1.19


Selected Balance Sheet Data                             September 30, 2001                   December 31, 2000
---------------------------                           ----------------------               ----------------------

Property and Equipment, Net                                 $334,098,762                         $334,090,858
Cash                                                           5,623,695                            1,976,592
Restricted Cash                                                  643,255                              636,126
Receivable from Affiliate                                      2,637,652                                   --
Other Assets, Net                                              4,260,135                            4,239,791
Total Assets                                                 347,263,499                          340,943,367
Mortgage Notes Payable                                       227,113,585                          207,145,362
Other Liabilities                                              4,731,084                            4,351,139
Payable to Affiliate                                                  --                            1,038,252
Preferred Stock Dividends Payable                              1,667,374                            1,667,183
Total Shareholders' Equity                                   113,751,456                          126,741,431


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Selected Hotel Statistics:

                                                          Three Months Ended                      Nine Months Ended
                                                             September 30                            September 30
                                                      2001                2000                2001                2000
                                                     ------              ------              ------              ------
Jameson Inns
      All Inns:
      Occupancy Rate                                   55.5%               59.8%               57.1%               59.1%
      Average Daily Rate                             $56.89              $55.43              $56.17              $54.69
      REVPAR                                         $31.55              $33.14              $32.06              $32.33

      Interior:
      Occupancy Rate                                   49.7%               41.8%               52.4%               43.9%
      Average Daily Rate                             $60.24              $61.28              $60.19              $60.66
      REVPAR                                         $29.93              $25.60              $31.57              $26.62

      60 Room Exterior:
      Occupancy Rate                                   58.4%               62.3%               59.5%               60.9%
      Average Daily Rate                             $56.21              $55.39              $55.34              $54.68
      REVPAR                                         $32.82              $34.49              $32.93              $33.28

      40 Room Exterior:
      Occupancy Rate                                   57.3%               63.3%               57.9%               60.9%
      Average Daily Rate                             $55.07              $54.18              $54.34              $53.69
      REVPAR                                         $31.55              $34.28              $31.48              $32.72

      Same Inns (88 hotels):
      Occupancy Rate                                   56.3%               60.7%               58.7%               61.0%
      Average Daily Rate                             $56.21              $55.39              $55.10              $54.41
      REVPAR                                         $31.65              $33.60              $32.36              $33.19

Signature Inns
      Occupancy Rate                                   56.2%               64.5%               51.1%               59.3%
      Average Daily Rate                             $63.32              $66.32              $62.84              $64.70
      REVPAR                                         $35.60              $42.79              $32.09              $38.39

Combined Brands
      Same Inns (114 hotels):
      Occupancy Rate                                   56.3%               62.3%               55.4%               60.3%
      Average Daily Rate                             $59.09              $60.09              $58.17              $58.82
      REVPAR                                         $33.25              $37.41              $32.24              $35.45

      All Inns:
      Occupancy Rate                                   55.7%               61.7%               54.9%               59.2%
      Average Daily Rate                             $59.24              $59.93              $58.43              $58.75
      REVPAR                                         $33.02              $36.95              $32.07              $34.79




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